Free Writing Prospectus (To the Prospectus dated March 31, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158319 July 29, 2010

ZIONS BANCORPORATION

This free writing prospectus is with respect to the First Reopening of Zions Bancorporation’s 4.25% Senior Medium-Term Notes due February 1, 2013 (the “Notes”) being offered by the Preliminary Terms and Conditions dated July 28, 2010. The dealer concession and reallowance percentages for Notes sold pursuant to the distribution agreement are 0.300% and 0.250%, respectively.

The Notes are not savings accounts, deposits or other obligations of any of the issuer’s banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated April 21, 2009, the prospectus supplement dated September 14, 2009 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.